Exhibit 23.18

Consent of SRK Consulting (Canada) Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) being filed by Klondex Mines Ltd. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”), including any prospectuses or amendments thereto, of the Technical Report titled “Independent Technical Report for the Hollister Gold Project, Nevada, USA” dated October 25, 2016, effective May 30, 2016 (the “Technical Report”), and references to, and information derived from, the Technical Report. We also hereby consent to the use of, and references to, our name in the Technical Report and in this Registration Statement.

Dated: November 24, 2016

SRK Consulting (Canada) Inc.

  /s/ Bruce Murphy
Name: Bruce Murphy
Title: Practice Leader